UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 28, 2008

MediaREADY, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-31497	65-1001686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

888 East Las Olas Boulevard, Suite 710, Fort Lauderdale, Florida 33301

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (954) 527-7780

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sale of Equity Securities.

As previously disclosed, on December 31, 2007 MediaREADY, Inc. entered into an acquisition agreement with Shandong Jiajia International Freight & Forwarding Co., Ltd. (“Jiajia”), a Chinese limited liability company, and its sole shareholders Messrs. Hui Liu and Wei Chen, pursuant to which we acquired a 51% equity interest in Jiajia. At closing, we issued Messrs. Liu and Chen an aggregate of 1,000,000 shares of our Series A Preferred Stock. In addition, we agreed contribute $2,000,000 to increase the registered capital of Jiajia on or before March 31, 2008 subject to the satisfaction by Jiajia of certain conditions. In connection with the transaction, we agreed to issue 352,500 shares of Series B Preferred Stock to Dragon Venture (Shanghai) Capital Management Co., Ltd. as a finders fee.

On January 28, 2008 we amended the acquisition agreement to provide that as additional consideration we issued Mr. Chen 120,000 shares of our Series B Preferred Stock and three year options to purchase an additional 80,000,000 shares of our common stock at an exercise price of $0.0075 per share.

On January 28, 2008 we also amended the finder’s agreement with Dragon Venture (Shanghai) Capital Management Co., Ltd. whereby we reduced the finders fee payable to it to 240,000 shares of our Series B Preferred Stock.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.3	Form of Amendment to Acquisition Agreement dated January 28, 2008 between MediaREADY, Inc., Shandong Jiajia International Freight & Forwarding Co., Ltd., Hui Lui and Wei Chen.

10.4	Form of Amendment to Finder’s Agreement dated December 31, 2007 between MediaREADY, Inc. and Dragon Venture (Shanghai) Capital Management Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MediaREADY, Inc.

Date:	January 31, 2008	By: /s/ V. Jeffrey Harrell
V. Jeffrey Harrell,

CEO and President